Exhibit 10.67
TENNECO INC.
INCENTIVE DEFERRAL PLAN
(As Amended and Restated Effective as of January 1, 2008)

TENNECO INC. INCENTIVE DEFERRAL PLAN
1. Purpose
Tenneco Inc., formerly known as Tenneco Automotive Inc., (the “Company”), established the Tenneco Automotive Inc. Incentive Deferral Plan, effective January 1, 2005, which plan has been completely amended and restated and renamed the Tenneco Inc. Incentive Deferral Plan (the “Plan”), effective as of January 1, 2008. The purpose of the Plan is to provide directors and a select group of management or highly compensated employees of the Company and its subsidiaries and affiliates (hereinafter collectively referred to as the “Company”) an opportunity to defer compensation received by them from the Company in accordance with the terms and conditions set forth herein.
2. Adoption and Administration
The Plan shall be administered by the Compensation/Nominating/Governance Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the sole and complete authority and discretion to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan, and to determine facts under the Plan as it shall from time to time deem advisable.
3. Eligibility
Directors and executive incentive level U.S. participants in the Company’s Value Added (“TAVA”) Incentive Compensation Plan shall be eligible to participate in the Plan. Further, any person who had an account balance in the Tenneco Inc. Deferred Compensation Plan may participate in this Plan.
Employees eligible to participate in the Plan shall be referred to as “Participant” or “Participants.” All Outside Directors (as defined in Section 5 below) shall be eligible to participate in the Plan.
4. Election to Defer
A Participant may elect in writing to defer receipt of all or a specified portion of his or her bonuses or incentive compensation to be received with respect to a calendar year (“Deferral Election”), provided that the bonuses or incentive compensation, as applicable, are contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months; further provided, however, that any election by a Participant who is subject to the reporting and short swing profits liability provisions of Section 16 of the Securities and Exchange Act of 1934, as amended, including an election to defer income into a “Tenneco Inc. stock index account” pursuant to Section 7 of the Plan, shall not be effective until such election and the transactions contemplated thereby shall have been specifically approved by the Committee to the extent such approval is required to avoid liability under Section 16 of the Securities and Exchange Act of 1934 and the regulations thereunder. Once received by the Committee, a Deferral Election shall be irrevocable, provided however, in the event that the Participant does not perform services through the end of the applicable 12-month performance period, such Deferral Election shall be null and void.
A Deferral Election (including Committee approval) must be made prior to June 30 of the calendar year in which the bonuses or incentive compensation will be awarded (but only to the extent the bonuses or incentive compensation qualify as performance-based compensation under Code Section 409A). A Participant must make a separate Deferral Election with respect to each calendar year of participation in the Plan. A new Participant in the Plan shall have 30 days following his or her notification by the Committee of his or her eligibility to participate in the Plan to make a Deferral Election with respect to bonus or incentive compensation to be awarded within that calendar year. Where the Deferral Election is made in the first year of eligibility but after the beginning of the performance period for the bonus or incentive compensation, as applicable, the Deferral Election shall apply only to the bonus and incentive compensation paid for services performed after the election, provided that the Deferral Election applies to no more than an amount equal to the total amount of the bonus or incentive compensation, as applicable, for the performance period, multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election over the total number of days in the performance period. Bonuses or incentive compensation deferred under the Plan shall be referred to as the “Deferred Amounts.”
Each Deferral Election shall indicate whether the bonus or incentive compensation, as applicable, credited to the Participant’s Deferred Compensation Account (described in Section 6 below) for a given calendar year shall be distributed to the Participant as a specified date in-service distribution or as a distribution upon termination of employment with the Company as described in Section 8(a), provided that the same distribution date shall be selected for all Deferred Amounts deferred for a given calendar year. If the Participant does not indicate on such Participant’s Deferral Election that his or her Deferred Amounts deferred for a given calendar year are to be distributed as a specified date in-service distribution, or if the Participant terminated employment with the Company prior to the date of his or her specified date in-service distribution, such Deferred Amounts shall be distributed to the Participant upon his or her termination of employment with the Company as described in Section 8(a).
5. Outside Directors
Directors who are not employees of the Company or its subsidiaries (hereinafter referred to as “Outside Directors”) will receive as part of their compensation for service on the Company’s Board of Directors sixty (60) percent of their annual retainer fee (“Deferred Fee”) in the form of credits deferred subject to the terms of this Plan in the Tenneco Inc. stock index account. Where the Deferred Fee is credited in the first year of a newly appointed or elected Outside Director but after the beginning of the calendar year, the Deferred Fee shall be based only on the services to be performed by the Outside Director after his or her initial appointment or election as a director during the remainder of the calendar year.

An Outside Director may elect in writing (“Director Deferral Election”) to defer receipt of all or a specified portion of the remaining forty (40) percent of his or her annual retainer fee or any other applicable fees (“Discretionary Deferred Fee”) received with respect to a calendar year, subject to the terms of this Plan; provided, however, that any election by an Outside Director who is subject to the reporting and short swing profits liability provisions of Section 16 of the Securities and Exchange Act of 1934, as amended, including an election to defer income into a “Tenneco Inc. stock index account” pursuant to Section 7 of the Plan, shall not be effective until such election and the transactions contemplated thereby shall have been specifically approved by the Company’s Board of Directors to the extent such approval is required to avoid liability under Section 16 of the Securities and Exchange Act of 1934 and the regulations thereunder. Once received by the Company, a Director Deferral Election shall be irrevocable. A Director Deferral Election (including Board approval) must be made prior to June 30 of the calendar year preceding the calendar year to which the Director Deferral Election will apply. An Outside Director must make a separate Director Deferral Election with respect to each calendar year of participation in the Plan. A newly appointed or elected Outside Director shall have 30 days following his or her initial appointment or election as a director to make a Director Deferral Election with respect to his or her Discretionary Deferred Fee for services to be performed after the election and during the remainder of the calendar year of his or her initial appointment or election.
Each Outside Director’s Deferred Fee or Discretionary Deferred Fee credited to the Deferred Compensation Account (described in Section 6 below) for a given calendar year shall be distributed to the Outside Director upon his or her separation from service with the Company as described in Section 8(b). Fees credited to an Outside Director’s Deferred Compensation Account for a given calendar year under this Section 5 will be settled in cash or, if the Company so elects, shares of the Company’s common stock offered under the Company’s principal equity incentive plan then in effect.
6. Establishment of Deferred Compensation Account
The Company shall establish a memorandum account (a “Deferred Compensation Account”) on its books for a Participant at the time of the Participant’s initial Deferral Election and for each Outside Director. Deferrals under Section 4 and Section 5 shall be credited to the Deferred Compensation Account of the respective Participant or Outside Director for a given calendar year as of the day on which he or she would otherwise be entitled to receive the compensation, except that an Outside Director’s Deferred Fee shall be credited to the Deferred Compensation Account in January of the calendar year to which such Deferred Fee relates. A newly appointed or elected Outside Director shall have his or her Deferred Fee credited to the Deferred Compensation Account in the month of his or her initial appointment or election. Any required withholding for taxes (e.g. Social Security taxes) on the Deferred Amount shall be made from other compensation of the Participant. Adjustments as provided below shall be made to the Deferred Compensation Accounts.
7. Adjustments to Deferred Compensation Accounts

The Committee shall credit the balance of each Deferred Compensation Account with an earnings factor equal to the amount such Deferred Compensation Account would have earned if it had been invested in the investment options listed below. A Participant or Outside Director may select the investment option used to determine the earnings factor with respect to his or her Deferred Compensation Account and may change the selection at any time, except that the portion of an Outside Director’s Deferred Compensation Account attributable to Deferred Fees (and adjustments thereof) shall be credited with an earnings factor based solely on a deemed investment in the Tenneco Inc. stock index account. More than one investment option may be selected, except with respect to Outside Directors’ Deferred Fees, in increments of at least one (1) percent. The Company reserves the right, in its sole discretion, to change, amend, add or remove investment options at any time and in any manner it deems appropriate without the consent of the Participants or Outside Directors. If a Participant or Outside Director has not selected an investment option with respect to his or her Deferred Amount or Discretionary Deferred Fee, as applicable, then such deferrals credited to the Deferred Compensation Account shall be adjusted based on the earnings factor described in clause (a) below. The investment options used to determine the earnings factor are:
(a)	The prime rate of interest as reported by JPMorgan Chase Bank at the first day of each calendar month.

(b)	Tenneco Inc. stock index account — the amount of deferral will be invested in Tenneco Inc. stock equivalent unit account. Any investment in this account will be measured solely by the performance of the Company’s common stock (including dividends that will be reinvested). Amounts credited to this account will be settled either in cash or, if the Company so elects, shares of the Company’s common stock and will be offered under the Company’s principal equity incentive plan then in effect.

(c)	The return under certain investment funds chosen by the Company from time to time in its sole discretion, which shall be communicated to the Participants and Outside Directors.
The Company is under no obligation to acquire or provide any of the investments designated by a Participant or Outside Director, and any investments actually made by the Company will be made solely in its name and will remain its property.
The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s or Outside Director’s Deferred Compensation Account regardless of whether the Participant or Outside Director has separated from service.
8. Time and Form of Payment
(a)	Subject to subsection (c) below, a Participant’s Deferred Amount, if any, as adjusted pursuant to Section 7, shall be paid in a single lump sum payment to the Participant, or the Participant’s beneficiary, within 60 days after the earlier to occur of:

(i)	the termination of the Participant’s employment, or

(ii)	the date specified for in-service distribution in the applicable Deferral Election made by the Participant, if any.
(b)	An Outside Director’s Deferred Compensation Account, as adjusted pursuant to Section 7, shall be settled within 60 days after the Outside Director’s separation from service with the Company. For purposes of the Plan, the term “separation from service,” shall mean a “separation from service” under Code Section 409A.

(c)	Notwithstanding Section 8(a), with respect to any Participant who is a “specified employee” under Code Section 409A, payment of such Participant’s Deferred Amount upon a termination of employment shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment. For purposes of the Plan, the terms “terminated employment,” “termination of employment,” “separation from service,” and variations thereof, as used in the Plan, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

(d)	A Participant may elect (a “Distribution Change Election”) to delay the specified date in-service distribution of a Deferred Amount credited to such Participant’s Deferred Compensation Account for a given calendar year to a subsequent time, provided that the Distribution Change Election is filed with, and acceptable to, the Committee, and such Distribution Change Election (i) is made at least 12 months before the date the payment is otherwise scheduled to be paid, (ii) shall not be effective until at least 12 months after it is filed with the Committee, and (iii) shall defer payment of such Deferred Amount for at least five years from the date payment would otherwise have been made (but no later than the Participant’s termination of employment, except as otherwise provided in subsection (c) above). A Participant’s Distribution Change Election shall be irrevocable when filed with the Committee. A Participant may not make more than one Distribution Change Election with respect to any Deferred Amount credited to such Participant’s Deferred Compensation Account for a given calendar year.
9. Reports
The Committee shall provide a statement to the Participant and Outside Director quarterly concerning the status of his or her Deferred Compensation Account.
10. Transferability of Interests
During the period of deferral, all Deferred Amounts, Deferred Fees, and Discretionary Deferred Fees shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of its creditors. The rights and interests of each Participant and Outside Director during the period of deferral shall be those of a general unsecured creditor except that such Participant’s or Outside Director’s rights and interests may not be reached by the creditors of the Participant or Outside Director or their beneficiaries, respectively, or anticipated, assigned, pledged, transferred or otherwise encumbered except in the event of the death of the Participant or Outside Director, and then only by will or the laws of descent and distribution.
11. Amendment, Suspension and Termination
The Company, at any time, through action of the Committee, may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in its best interests. No amendment, suspension or termination shall reduce the Deferred Amount then credited to a Participant’s Deferred Compensation Account, as adjusted pursuant to Section 7, nor reduce the Deferred Fee or Discretionary Deferred Fee then credited to an Outside Director’s Deferred Compensation Account, as adjusted pursuant to Section 7.
12. Unfunded Obligation
The Plan shall not be funded; no trust, escrow or other provisions shall be established to secure payments due under the Plan; and the Plan shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. Each Participant and Outside Director shall be treated as a general, unsecured creditor at all times under the Plan, and shall have no rights to any specific assets of the Company. All amounts credited to the memorandum accounts of the Participants and Outside Directors will remain general assets of the Company and shall be payable solely from the general assets of the Company.
13. No Right to Employment or Other Benefits
Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company. Any compensation deferred and any payments made under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the Company except to the extent expressly provided therein.
14. Dispute Resolution
By participating in the Plan, each Participant and Outside Director agrees that any dispute arising under the Plan shall be resolved by binding arbitration in Lake Forest, Illinois under the rules of the American Arbitration Association and that there will be no remedy besides the disputed deferred compensation amount in issue.
15. Code Section 409A
(a)	Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan may not be accelerated.

(b)	The Plan and the benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant or Outside Director (or any other individual claiming a benefit through a Participant or Outside Director) for any tax, interest, or penalties the Participant or Outside Director may owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant or Outside Director from the obligation to pay any taxes pursuant to Code Section 409A.
16. Effective Date
The effective date of this amendment and restatement of the Plan is January 1, 2008 (the “Effective Date”).

          IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its respective officers thereunder duly authorized, as of the Effective Date.

TENNECO INC.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President — Global Administration